Contact:	Contacts:
Savient Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates
(732) 418-9300	Kim Sutton Golodetz
information@savient.com	kgolodetz@lhai.com
Anne Marie Fields
afields@lhai.com
(212) 838-3777

Savient Pharmaceuticals Reports Third Quarter Financial Results; Operating Profits from Continuing Operations of $1.6 million for the Quarter

EAST BRUNSWICK, N.J., October 30, 2006 – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and nine months ended September 30, 2006. Highlights of the third quarter include:

• Net product sales increase of $4.8 million, up 43% over the prior year’s third quarter due to higher sales of Oxandrin® of $5.8 million, up 57% for the same period.

• Operating profit of $1.6 million, compared with an operating loss of $4.0 million in the third quarter of 2005.

• The sale of Rosemont Pharmaceuticals, the company’s oral liquids pharmaceuticals business, for $176 million.

• The successful completion of a modified “Dutch Auction” tender offer to repurchase 10 million shares of the Company’s common stock at $6.80 per share.

Total revenues for the third quarter of 2006 were $15.9 million, compared with $11.2 million for the third quarter of 2005, an increase of $4.7 million, or 42%. U.S. sales of Oxandrin, the Company’s product for the treatment of weight gain following involuntary weight loss related to disease or medical condition, were $15.9 million for the third quarter of 2006, which represented all of the increase in product sales over the same period in 2005. This increase was due to higher demand at the pharmaceutical wholesaler level, some of which may have been related to increased stocking levels by the wholesalers, a price increase implemented in the first quarter of 2006 and a reduction in Medicaid rebates.

Cost of goods sold for the third quarter of 2006 was $1.4 million as compared with $1.2 million for the third quarter of 2005, an increase of $0.2 million due primarily to higher product sales volumes of Oxandrin. Cost of goods sold as a percent of product sales was 8.5% for the third quarter of 2006 compared with 11.0% for the same period in 2005.

Research and development expenses for the third quarter of 2006 were $5.5 million, compared with $4.0 million for the third quarter of 2005, an increase of $1.5 million. This increase was primarily attributable to development activities for Puricase® (PEG-uricase), the Company’s Phase 3 product development candidate for control of treatment failure gout, which includes clinical development, process development and manufacturing validation batch expenses.

Selling and marketing expenses for the third quarter of 2006 were $2.5 million compared with $3.0 million for the third quarter of 2005, a decrease of $0.5 million. This decrease was primarily attributable to a reduction in the size of the sales force for Oxandrin which occurred in the third quarter of 2005 and corresponding efficient use of marketing expenses as a result of a strategic change to target only high volume prescribers of Oxandrin.

General and administrative expenses for the third quarter of 2006 were $5.0 million, compared with $5.6 million for the third quarter of 2005, a decrease of $0.6 million. This decrease was primarily due to a reclassification of certain expenses from the second quarter of 2006 related to the completion of the sale of the company’s U.K. subsidiary, Rosemont Pharmaceuticals LTD, in the third quarter of 2006, representing approximately $0.8 million. Additionally, a reduction in audit fees of $0.2 million contributed to the lower expenses.

Operating income for the third quarter of 2006 was $1.6 million, compared with an operating loss of $4.0 million for the third quarter of 2005.

Income from discontinued operations for the third quarter of 2006 was $57.9 million which resulted primarily from the $56.1 million net gain after taxes recorded on the sale of Rosemont.

Income from continuing operations for the third quarter of 2006 was $4.0 million or $0.06 per basic and diluted share, compared with a loss from continuing operations for the third quarter of 2005 of $2.7 million, or $0.04 per basic and diluted share.

Total net income for the company for the third quarter of 2006 was $61.9 million or $1.02 and $1.01 per basic and diluted share, respectively and reflects the gain on the sale of Rosemont, as compared with a net loss for the third quarter of 2005 of $2.0 million, or $0.03 per basic and diluted share.

The Company ended the third quarter of 2006 with $198.9 million in cash and short-term investments, an increase of $123.6 million over the December 31, 2005 year end balance due primarily from gross proceeds from the sale of Rosemont of $176 million, offset partially by the completion of the company’s tender offer for 10 million shares of its common stock, which utilized approximately $70 million of cash. Following the completion of the tender offer, the Company has approximately 52 million common shares outstanding. Included in current liabilities is approximately $21 million for taxes on the sale of Rosemont which are planned for payment in December 2006.

Christopher Clement, president and chief executive officer of Savient Pharmaceuticals, commented on the quarter, “The third quarter has been a watershed quarter for Savient with accomplishments in a number of key areas, as reflected in our strong financial results. Product sales increases and streamlined costs are a direct result of our execution of the strategy to focus our Oxandrin sales and marketing efforts on high prescribing physicians.”

“We were pleased with the sale of the Rosemont division as we received an excellent value for our shareholders in this transaction, with the sale price at 12.6 times 2005 EBITDA. This sale provides Savient with the financial capabilities to fully invest in a comprehensive development program for Puricase (PEG-uricase) for treatment failure gout and to build on this franchise. In addition, this sale allowed us to demonstrate management’s and the board’s confidence in our corporate strategy and clinical programs with the successful repurchase of 10 million shares of common stock. Additionally, we have made significant progress in our Sarbanes Oxley compliance activities and look forward to reporting completion of this work in the near future.”

“Our Puricase Phase 3 clinical trials are progressing well. Our clinical centers in the U.S., Mexico and Canada are actively recruiting and treating patients and we expect to be fully enrolled in early 2007, in line with our previously announced expectations. The Company has a number of activities surrounding the upcoming American College of Rheumatology meeting, including a Continuing Medical Education (CME) Symposium on gout and gout treatments. We expect these activities to raise awareness of the condition as well as to highlight the lack of effective treatment options for this debilitating disease,” Mr. Clement concluded.

Total revenues for the nine months ended September 30, 2006 were $39.3 million, an increase of $3.0 million compared with the same period in 2005. The growth in revenues was primarily driven by an increase of $6.7 million in Oxandrin net product sales partially offset by a reduction of $2.9 million in net product sales of Delatestryl, a product the company has not sold since the first quarter of 2006.

Income from continuing operations for the nine months ended September 30, 2006 was $10.2 million compared with a loss from continuing operations of $5.6 million for the same period in 2005. This favorable change was primarily due to an increase in revenues of $3.0 million, decreased operating expenses of $3.7 million, a gain on the sale of Delatestryl and higher investment income.

Total net income for the Company for the nine months ended September 30, 2006 was $69.1 million compared with a net loss of $2.9 million for the same period in 2005. This increase was due to the higher income from continuing operations and a $56.1 million net gain after taxes related to the sale of Rosemont.

CONFERENCE CALL

Savient will host a live web cast to review third quarter 2006 results tomorrow, October 31, 2006 at 10:00 am EST. Both the live and archived web cast can be accessed from the Investor Relation page of Savient's website at www.savientpharma.com. A digital recording of the web cast will be available for replay two hours after the call's completion and will be archived through November 2, 2006. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial In #: (800) 642-1687- or (706) 645-9291

Dates: 10/31/2006 12:00 EST - 11/02/2006 23:59 EST

Conf ID 9254720.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals is a biopharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that target unmet medical needs in both niche and broader markets. The Company's lead product development candidate, Puricase® (PEG-uricase) for treatment failure gout, has reported positive Phase 1 and 2 clinical data; patient dosing in Phase 3 clinical studies began in June 2006. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also markets Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: www.savientpharma.com.

FORWARD-LOOKING LANGUAGE

This news release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond Savient's control.

Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Savient's business and the biopharmaceutical and specialty pharmaceutical industries in which Savient operates. Such risks and uncertainties include, but are not limited to, Savient's stock price and market conditions, delay or failure in developing Puricase® (PEG-uricase) and other product candidates, difficulties of expanding Savient's product portfolio through in-licensing, introduction of generic competition for Oxandrin®, fluctuations in buying patterns of wholesalers, potential future returns of Oxandrin® or other products, Savient's continuing to incur substantial net losses for the foreseeable future, difficulties in obtaining financing, potential development of alternative technologies or more effective products by competitors, reliance on third-parties to manufacture, market and distribute many of Savient's products, economic, political and other risks associated with foreign operations, risks of maintaining protection for Savient's intellectual property, risks of an adverse determination in ongoing or future intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry. Savient may not actually achieve the plans, intentions or expectations disclosed in Savient's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Savient makes. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of this press release. Savient's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that Savient may make. Except as required by law, Savient does not assume any obligation to update any forward-looking statements.

SVNT - I

(Tables To Follow)

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SAVIENT PHARMACEUTICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	December 31, 2005

Assets:
Cash, cash equivalents and short-term investments	$198,941	$75,372
Accounts receivable, net	5,265	11,716
Inventories, net	6,337	9,419
Other current assets	6,691	9,356

Total current assets	217,234	105,863

Property and equipment, net	1,216	6,144
Intangible assets, net	0	67,638
Goodwill	0	40,121
Other long term-assets	3,529	2,925

Total assets	221,979	$222,691

Liabilities and stockholders' equity:
Other current liabilities	39,158	20,866
Other long-term liabilities and deferred items	0	20,431
Stockholders’ equity	182,821	181,394

Total liabilities and stockholders’ equity	221,979	$222,691

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product sales, net	$15,889	$11,082	$39,152	$35,370
Other	32	102	132	941

Total revenues	15,921	11,184	39,284	36,311

Expenses:
Cost of goods sold	1,351	1,222	3,569	4,145
Research and development	5,519	4,029	12,933	13,208
Selling and marketing	2,514	3,020	7,483	10,836
General and administrative	4,950	5,611	19,260	14,957
Commissions and royalties	-	1,316	5	3,782

Total expenses	14,334	15,198	43,250	46,928

Operating Income (loss)	1,587	(4,014)	(3,966)	(10,617)

Other income (expense)	(28)	53	8,267	1,916
Investment Income	3,172	1,198	6,794	3,093

Other income, net	3,144	1,251	15,061	5,009

Income (loss) from continuing operations
before income taxes	4,731	(2,763)	11,095	(5,608)

Income tax expense (benefit)	773	(104)	891	3

Income (loss) from continuing operations	3,958	(2,659)	10,204	(5,611)

Income from discontinued operations	57,911	701	58,885	2,737

Net income (loss)	$61,869	$(1,958)	$69,089	$(2,874)

Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.06	$(0.04)	$0.17	$(0.09)
Income from discontinued operations	$0.96	$0.01	$0.96	$0.04

Net income (loss)	$1.02	$(0.03)	$1.13	$(0.05)

Diluted:
Income (loss) from continuing operations	$0.06	$(0.04)	$0.17	$(0.09)
Income from discontinued operations	$0.95	$0.01	$0.95	$0.04

Net income (loss)	$1.01	$(0.03)	$1.12	$(0.05)

Weighted average number of common
and common equivalent shares:
Basic	60,433	60,934	61,000	60,736

Diluted	61,174	60,934	61,675	60,736